Exhibit 5.1

D. Bradley Peck

T: +1 858 550 6012

bpeck@cooley.com

July 13, 2011

Sequenom, Inc.

3595 John Hopkins Court

San Diego, CA 92121-1331

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sequenom, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,000,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance pursuant to the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ D. Bradley Peck
D. Bradley Peck